SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                          [Amendment No. _________]

Filed by the Registrant _X_
Filed by a Party other than the Registrant ___

Check the appropriate box:

___  Preliminary Proxy Statement
___ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
_X_  Definitive Proxy Statement
___  Definitive Additional Materials
___  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12



                     LAS VEGAS DISCOUNT GOLF & TENNIS, INC.
                (Name of Registrant as Specified in Its Charter)

                     LAS VEGAS DISCOUNT GOLF & TENNIS, INC.
                   (Name of Person(s) Filing Proxy Statement)

                    LAS VEGAS DISCOUNT GOLF & TENNIS, INC.
                   5325 SOUTH VALLEY VIEW BOULEVARD, SUITE 4
                          LAS VEGAS, NEVADA  89118
                              (702) 798-7777

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD DECEMBER 7, 1998

TO THE SHAREHOLDERS OF LAS VEGAS DISCOUNT GOLF & TENNIS, INC.:

     NOTICE HEREBY IS GIVEN that the Annual Meeting of Shareholders of Las Vegas Discount Golf & Tennis, Inc., a Colorado corporation, will be held at the Pepsi Pavillion in the All-American SportPark, 121 East Sunset Road, Las Vegas, Nevada 89119, near the intersection of Las Vegas Boulevard and Sunset Road, Las Vegas, Nevada, on Monday, December 7, 1998, at 11:00 a.m., Pacific Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters:

     1. The election of four (4) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

     2. The ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors;

     3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of the Common Stock, no par value, of the Company of record at the close of business on November 12, 1998, will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof. The proxies are being solicited by the Board of Directors of the Corporation.

     All shareholders, whether or not they expect to attend the Annual Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no additional postage if mailed in the United States. The giving of a proxy will not affect your right to vote in person if you attend the Meeting.

                                  BY ORDER OF THE BOARD OF DIRECTORS


                                  VASO BORETA, PRESIDENT
Las Vegas, Nevada
November 12, 1998

                     LAS VEGAS DISCOUNT GOLF & TENNIS, INC.
                    5325 SOUTH VALLEY VIEW BOULEVARD, SUITE 4
                            LAS VEGAS, NEVADA  89118
                                (702) 798-7777

                     -------------------------------------
                                PROXY STATEMENT
                     -------------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 7, 1998

                               GENERAL INFORMATION

     The enclosed Proxy is solicited by and on behalf of the Board of Directors of Las Vegas Discount Golf & Tennis, Inc., a Colorado corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held at the Pepsi Pavillion in the All-American SportPark, 121 East Sunset Road, Las Vegas, Nevada 89119, near the intersection of Las Vegas Boulevard and Sunset Road, Las Vegas, Nevada, on Monday, December 7, 1998, at 11:00 a.m., Pacific Time, and at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's shareholders on or about November 13, 1998.

     Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by giving written notice of such revocation to the Company, or by voting in person at the Meeting. The expense of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to shareholders, will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its Directors, Officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in that connection.

     All shares represented by valid proxies will be voted in accordance therewith at the Meeting.

     The Company's Annual Report which consists of the Annual Report on Form 10-KSB for the year ended December 31, 1997, is being simultaneously mailed to the Company's shareholders, but does not constitute part of these proxy soliciting materials.

                     SHARES OUTSTANDING AND VOTING RIGHTS

     All voting rights are vested exclusively in the holders of the Company's Common Stock. Only shareholders of record at the close of business on November 12, 1998, are entitled to notice of and to vote at the Meeting or any adjournment thereof. On November 12, 1998, the Company had 8,135,097 shares of its Common Stock outstanding. Cumulative voting in the election of Directors is not permitted.

     A majority of the Company's outstanding Common Stock represented in person or by proxy shall constitute a quorum at the Meeting.

                          SECURITY OWNERSHIP OF CERTAIN
                         BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares of Common Stock entitled to vote owned beneficially, as of November 12, 1998, by any person, who is known to the Company to be the beneficial owner of 5% or more of the Company's Common Stock, and, in addition, by each Executive Officer and Director of the Company and by all Directors, Nominees for Director and Executive Officers of the Company as a group. Information as to beneficial ownership is based upon statements furnished to the Company by such persons.

NAME AND ADDRESS OF               AMOUNT OF BENEFICIAL       PERCENT
BENEFICIAL OWNER                       OWNERSHIP             OF CLASS
-------------------               --------------------      ----------

Vaso Boreta                           1,837,637 (1)           22.6%
Suite 4
5325 South Valley View Blvd
Las Vegas, NV  89118

Ronald Boreta                         1,723,288 (2)           20.5%
Suite 4
5325 South Valley View Blvd.
Las Vegas, NV  89118

Robert R. Rosburg                         5,000                0.1%
49-425 Avenida Club La Quinta
La Quinta, CA  92253

William Kilmer                            5,000                0.1%
1500 Sea Breeze
Ft. Lauderdale, FL  33316

John Boreta                           1,059,374 (3)           12.8%
Suite 4
5325 South Valley View Blvd.
Las Vegas, NV  89118

Boreta Enterprises Ltd. (4)           1,304,445               16.0%
Suite 4
5325 South Valley View Blvd.
Las Vegas, NV  89118

ASI Group, L.L.C. (5)                 2,651,656 (6)           31.3%
c/o Agassi Enterprises, Inc.
Suite 750
3960 Howard Hughes Parkway
Las Vegas, NV  89109

All Directors and Officers            3,570,925               42.4%
as a Group (4 Persons)
__________________

(1) Includes 1,823,810 shares held directly and 13,827 shares which represents Vaso Boreta's share of the Common Stock held by Boreta Enterprises.

(2) Includes 544,699 shares held directly, 897,589 shares which represents Ronald Boreta's share of the Common Stock held by Boreta Enterprises Ltd., and 281,000 shares underlying Stock Options held by Ronald Boreta.

(3) Includes 536,345 shares held directly, 393,029 shares which represents John Boreta's share of the Common Stock held by Boreta Enterprise Ltd. and 130,000 shares underlying Non-qualified Stock Options held by John Boreta.

(4) Boreta Enterprises Ltd. is a Nevada limited liability company whose members and respective percentage ownership are as follows:

                    Ronald Boreta - 68.81%
                    John Boreta   - 30.13%
                    Vaso Boreta   -  1.06%

Ronald Boreta is the sole manager of Boreta Enterprises Ltd.

(5) ASI Group, L.L.C. is a Nevada limited liability company whose members are Andre K. Agassi, Perry Craig Roberts and Sunbelt Communications Company.

(6) Includes 2,303,290 shares held directly and 347,975 shares underlying a stock option held by ASI Group, L.L.C.

     On October 19, 1998 the Company issued 2,303,290 shares of its Common Stock to ASI Group, L.L.C. ("ASI"), for $2,500,000 in cash in a private transaction. As part of this transaction, ASI also received an option to purchase 347,975 shares of Common Stock at an exercise price of $1.8392 per share through October 19, 2008 (the "Option"). As a result of this transaction, ASI is now deemed to beneficially own approximately 31.3% of the Company's Common Stock.

    The Common Stock and Option were issued by the Company pursuant to the terms of an Investment and Voting Agreement between the Company and ASI (the "Agreement"). ASI is a Nevada limited liability company whose members are Andre K. Agassi, a professional tennis player, Perry Craig Rogers, an attorney and business manager, and Sunbelt Communications Company ("Sunbelt"). Sunbelt is engaged in the broadcasting business and is owned by James Earl Rogers.

     ASI obtained the funds for the purchase of the stock from its members, including a bank loan taken by Sunbelt. Sunbelt obtained funds for this transaction from an additional draw (the "Draw") on an existing loan between AT&T Commercial Finance Corporation and Sunbelt. The Draw is in the amount of $1.2 million and bears interest at the commercial paper rate at the close of business on the first business day of every month plus 2.5%. Sunbelt is required to make monthly payments of principal and interest through June 1, 2008.

     Pursuant to the terms of the Agreement, ASI entered into a Voting Agreement with Vaso Boreta, Ronald Boreta and John Boreta and Boreta Enterprises, Ltd. (collectively "Boreta"). The Voting Agreement provides that while ASI is an equity owner of the Company and/or the Company's majority-owned subsidiary Saint Andrews Golf Corporation ("SAGC"), ASI and Boreta will
(a) vote the shares of capital stock of the Company any of them is entitled to vote as mutually agreed by ASI and Boreta, and (b) Boreta will, if it acquires additional capital stock of the Company or SAGC, transfer a portion of such capital stock to ASI so as to maintain their relative proportionate direct and indirect equity ownership in each of the Company and SAGC.

                             ELECTION OF DIRECTORS

     The Bylaws currently provide for a Board of Directors of four (4) members. The Board of Directors recommends the election as Directors of the four (4) nominees listed below, to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal. Each member of the present Board of Directors has been nominated for reelection. The person named as "Proxy" in the enclosed form of Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the shareholders returning such proxies. If at the time of the Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

     The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with the Company presently held, and the period during which each person has served as a Director:

                                         POSITIONS AND OFFICES
      NAME             AGE               HELD AND TERM AS A DIRECTOR
---------------        ---         --------------------------------------

Vaso Boreta            65          President, Chairman of the Board,
                                   Secretary, Treasurer and Director
                                   since 1988

Ronald S. Boreta       35          President of Saint Andrews Golf
                                   Corporation and Director of the Company
                                   since 1988

Robert S. Rosburg      71          Director since 1989

William Kilmer         58          Director since 1990

    Except for the fact that Vaso Boreta and Ronald Boreta are father and son, respectively, there is no family relationship between any Director or Officer of the Company.

    In February 1998, the Company established an audit committee whose members are William Kilmer and Robert Rosburg, both of whom are independent Directors of the Company. The Company presently has no compensation or nominating committee.

     Set forth below are the names of all Directors and Executive Officers of the Company, all positions and offices with the Company held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during at least the last five years:

     VASO BORETA has been Chairman of the Board of Directors since December 1989, President since July 1994, and Treasurer and Secretary since June 1992, and a Director of the Company since February 1988. He also served as the Company's President from February 1988 to December 1989, and October 1990 to June 1992. Mr. Boreta has also been an Officer and a Director of Saint Andrews Golf Corporation since its formation in March 1984. In 1974, Mr.

Boreta first opened a specialty business named "Las Vegas Discount Golf & Tennis," which retailed golf and tennis equipment and accessories. Mr.
Boreta's original store is now an Affiliated Store of the Company.   Mr.
Boreta devotes approximately 80% of his time to the business of the Company and the balance to operating his Affiliated Store.

     RONALD S. BORETA has been a Director since February 1988, and served as President of the Company from June 1992 until July 1994, when he resigned to become President and Chief Executive Officer of Saint Andrews. He also previously served as Vice President, Secretary and Treasurer of the Company. He has been employed by Saint Andrews Golf Corporation ("Saint Andrews") since its inception in March 1984, with the exception of a 6-month period in 1985 when he was employed by a franchisee of Saint Andrews located in San Francisco, California. Mr. Ron Boreta has also been a Director of Saint Andrews Golf Corporation since 1984, and an Officer since 1986. Prior to his employment by Saint Andrews, Mr. Boreta was an assistant golf professional at San Jose Municipal Golf Course in San Jose, California, and had worked for two years in the areas of sales and warehousing activities with a golf discount store in South San Francisco, California.

     ROBERT R. ROSBURG has served as a Director of the Company since November 1989, and has been a director of Saint Andrews since August 1994. Mr. Rosburg has been a professional golfer since 1953. From 1953 to 1974 he was active on the Professional Golf Association tours, and since 1974 he has played professionally on a limited basis. Since 1975 he has been a sportscaster on ABC Sports golf tournament telecasts. Since 1985 he has also been the Director of Golf for Rams Hill Country Club in Borrego Springs, California. Mr. Rosburg received a Bachelor's Degree in Humanities from Stanford University in 1948.

     WILLIAM KILMER has served as a Director of the Company since July 1990, and has been a director of Saint Andrews since August 1994. Mr. Kilmer is a retired professional football player, having played from 1961 to 1978 for the San Francisco Forty-Niners, the New Orleans Saints and the Washington Redskins. Since 1978, he has toured as a public speaker and also has served as a television analyst. Mr. Kilmer received a Bachelor's Degree in Physical Education from the University of California at Los Angeles.

     The Company's Board of Directors held no formal meetings during the fiscal year ended December 31, 1997. However, the Board of Directors did take action by unanimous consent on one occassion.

     The Company's executive officers hold office until the next annual meeting of directors of the Company, which currently is scheduled for December 7, 1998. There are no known arrangements or understandings between any director or executive officer and any other person pursuant to which any of the above-named executive officers or directors was selected as an officer or director of the Company.

SECTION 16(A) BENEFICIAL REPORTING COMPLIANCE

     Based solely on a review of the Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and certain written representations, no persons who were either a director, officer or beneficial owner of more than 10% of the Company's common stock, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, except that Ronald S.

Boreta filed one Form 4 late reporting the exchange of Preferred Stock for Common Stock.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding the executive compensation for the Company's President and each other executive officer who received compensation in excess of $100,000 for the years ended December 31, 1997, 1996 and 1995 from the Company:

                                  SUMMARY COMPENSATION TABLE

                                                          LONG-TERM COMPENSATION
                            ANNUAL COMPENSATION           AWARDS         PAYOUTS
                                                                SECURI-
                                                                TIES
                                                                UNDERLY-
                                             OTHER    RE-       ING             ALL
                                             ANNUAL   STRICTED  OPTIONS/        OTHER
NAME AND PRINCIPAL                           COMPEN-  STOCK     SARs    LTIP    COMPEN-
     POSITION       YEAR  SALARY   BONUS     SATION   AWARD(S) (NUMBER)PAYOUTS  SATION
------------------  ----  ------- --------  -------  --------  ------- -------  ------
Vaso Boreta,        1997  $100,000   -0-    $40,000  --       --        --      -0-
 President and                                <FN3>
 Chairman of the    1996  $100,000          $40,000  --       --        --      -0-
 Board<FN1>                                   <FN3>
                    1995  $100,000   -0-    $ 4,584  --       --        --      -0-
                                              <FN3>
Ronald S. Boreta,   1997  $101,000 $100,000 $58,183  --       <FN5>     --     $4,231
 President and CEO                            <FN4>                             <FN6>
 of Subsidiary      1996  $120,000 $5,500   $39,160  --       <FN5>     --     $8,265
                                              <FN4>                             <FN6>
                    1995  $100,000   -0-   $ 19,071  --       -0-       --      -0-
 <FN2>                                        <FN4>
_________________________

<FN1>
Vaso Boreta has served as President of the Company since August 1, 1994.
<FN2>
Ronald S. Boreta has served as President and CEO of Saint Andrews Golf Corporation since August 1, 1994, and Saint Andrews has paid all of his salary since that time. From June 1992 to July 1994, Mr. Boreta served as President of both Saint Andrews and the Company and during this period the Company and Saint Andrews each paid one-half of his salary.
<FN3>
Represents amount contributed by the Company to retirement plans on behalf of Vaso Boreta.
<FN4>
Represents amounts paid for country club memberships for Ronald S. Boreta, an automobile for his personal use and contributions made by the Company to retirement plans on his behalf. For 1997, these amounts were $16,393 for club memberships, $16,790 for an automobile and $25,000 to the Company's Supplemental Retirement Plan.


                                          6



<FN5>
In addition to the options to purchase shares of the Company's Common Stock shown, during 1994, Ronald S. Boreta also received options to purchase 110,000 shares of the common stock of Saint Andrews, and in 1996 he received options to purchase 325,000 shares of common stock of Saint Andrews.
<FN6>
Represents premiums paid on a life insurance policy for Ronald S. Boreta's benefit.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                             SECURITIES
                                             UNDERLYING      VALUE OF UNEXER-
                    SHARES                   UNEXERCISED      CISED IN-THE
                   ACQUIRED                   OPTIONS         MONEY OPTIONS/
                      ON                   SARs AT FY-END     SARs AT FY-END
                   EXERCISE     VALUE       EXERCISABLE/       EXERCISABLE/
    NAME           (NUMBER)    REALIZED     UNEXERCISABLE      UNEXERCISABLE
----------------   --------    --------    --------------    ----------------
Ronald S. Boreta      -0-        -0-         281,000 / 0*      $12,294 / 0*
Vaso Boreta           -0-        -0-             -0-*              -0-*
_____________

* Does not include options to purchase common stock of Saint Andrews held by such person.

EMPLOYMENT AGREEMENTS

     The Company's President, Vaso Boreta, does not have an employment
agreement with the Company.   Since July 31, 1994, Mr. Vaso Boreta has been
paid an annual salary of $100,000 by the Company.

     Effective August 1, 1994, Saint Andrews Golf Corporation ("Saint Andrews"), a majority-owned subsidiary of the Company, entered into an employment agreement with Ronald S. Boreta, Saint Andrew's President and Chief Executive Officer, pursuant to which he receives a base salary of $100,000 per year plus annual increases as determined by the Board of Directors. His salary was increased to $120,000 for the year ended December 31, 1996. The employment agreement is automatically extended for additional one year periods unless 60 days' notice of the intention not to extend is given by either party. In addition to his base salary, Ronald S. Boreta also will receive a royalty equal to 2% of all gross revenues directly related to the All-American SportPark and Slugger Stadium concepts. However, such royalty is only payable to the extent that Saint Andrews' annual consolidated income before taxes after the payment of the royalty exceeds $1,000,000. Ronald S. Boreta also receives the use of an automobile, for which Saint Andrews pays all expenses, and full medical and dental coverage. Saint Andrews also pays all dues and expenses for membership at two local country clubs at which Ronald S. Boreta entertains business contacts for Saint Andrews. Ronald S. Boreta has agreed that for a period of three years from the termination of his employment agreement that he will not engage in a trade or business similar to that of Saint Andrews. In the event of a change of more than 25% of the beneficial ownership of the Company or its parent, the termination date is extended from December 31, 1996 to December 31, 1998, and it may be extended up to an additional five years under certain conditions.

     In June 1997, Saint Andrews' Board of Directors awarded a $100,000 bonus to Ronald S. Boreta for his extraordinary services related to the raising of capital and development of Saint Andrews' Las Vegas SportPark.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company do not receive any fees for Board meetings they attend but are entitled to be reimbursed for reasonable expenses incurred in attending such meetings.

STOCK OPTION PLANS

     In December 1989, the Company's Board of Directors adopted an Incentive Stock Option Plan (the "1989 Plan") under which options granted are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). This Plan replaced an earlier incentive stock option plan of the Company. Pursuant to the Plan, options to purchase up to 300,000 shares of the Company's Common Stock may be granted to employees of the Company. The Plan is administered by the Board of Directors, which is empowered to determine the terms and conditions of each option, subject to the limitation that the exercise price cannot be less than the market value of the Common Stock on the date of the grant (110% of the market value in the case of options granted to an employee who owns 10% or more of the Company's outstanding Common Stock) and no option can have a term in excess of 10 years (5 years in the case of options granted to employees who own 10% or more of the Company's Common Stock). On December 29, 1989, the Board of Directors granted an option to Larry Jordan, the Company's former President, to purchase up to 200,000 shares of Common Stock at $2.00 per share. However, that option expired when he resigned in October 1990. No other options have been granted under the 1989 Plan.

     In June 1991, the Company's Board of Directors adopted a Stock Option Plan (the "1991 Plan"), and it was approved by the Company's shareholders in June 1992. The 1991 Plan allows the Board to grant stock options from time to time to employees, officers and directors of the Company and consultants to the Company. The Board of Directors has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. However, Incentive Stock Options will only be granted to persons who are employees or officers of the Company. Vesting provisions are determined by the Board of Directors at the time options are granted. The total number of shares of Common Stock subject to options under the 1991 Plan may not exceed 500,000, subject to adjustment in the event of certain recapitalizations, reorganizations and so forth. The option price must be satisfied by the payment of cash and will be no less than the fair market value of the Common Stock on the date the option is granted.

     There are currently a total of 437,000 options outstanding under the 1991 Plan with exercise prices ranging from $.80 to $1.35 per share.

401(K) PLAN

     The Company maintains a 401(k) employee retirement and savings program (the "401(k) Plan") which covers the employees of the Company and its subsidiaries. Under the 401(k) Plan, an employee may contribute up to 17% of his or her gross annual earnings, subject to a statutory maximum, for investment in one or more funds identified under the plan. The Company makes matching contributions equal to 50% of participants' contributions up to a maximum of 6% of the participant's salary.

SUPPLEMENTAL RETIREMENT PLAN

     In November 1996, the Company established a Supplemental Retirement Plan, pursuant to which certain employees selected by the Company's Chief Executive Officer receive benefits based on the amount of compensation elected to be deferred by the employee and the amount of contributions made on behalf of the employee by the Company. Company contributions to the Supplemental Retirement Plan are immediately vested for Category I employees, and vest 20% per year of employment for Category II employees. Vested amounts under the Supplemental Retirement Plan are paid out over 5 to 20 years upon retirement, disability, death or termination of employment.

     For 1997, Vaso Boreta (President and Chairman of the Board of the Company), John Boreta (a principal shareholder of the Company), and Ronald S. Boreta (a Director of the Company and President of Saint Andrews) were designated as Category I employees. The Company made contributions to the Supplemental Retirement Plan on behalf of these persons for 1997 as follows:
Vaso Boreta - $40,000; John Boreta - $4,167; and Ronald S. Boreta - $25,000.

     The Company's Board of Directors has not yet determined the amounts, if any, which will be contributed to the Supplemental Retirement Plan for 1998.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company presently owns 66.7% of the outstanding common stock of Saint Andrews Golf Corporation ("Saint Andrews"). Vaso Boreta, the Company's President and Chairman of the Board, is Chairman of the Board of Saint Andrews. Ronald S. Boreta, a Director of the Company, is President and a Director of Saint Andrews. Robert S. Rosburg and William Kilmer, Directors of the Company, are also Directors of Saint Andrews.

     Until August 1, 1994, the Company and Saint Andrews shared the expenses of jointly-used facilities and administrative and accounting personnel on a 50-50 basis under a verbal agreement. Since August 1994, the Company and Saint Andrews have allocated these costs on a pro rata basis based on which entity receives the benefit of the particular expense. With respect to the lease for office and warehouse space, the Company pays 33% of the monthly lease payments and Saint Andrews pays 67%.

     Effective August 1, 1994, the Company also agreed to purchase, warehouse and make available to Saint Andrews and its franchisees certain merchandise. In exchange, Saint Andrews agreed to pay $350,000 to retire certain bank indebtedness described below. The agreement terminated on July 31, 1997.

     Effective August 1, 1994, the Company granted Saint Andrews a license to use all of its trademarks, trade names and other commercial names and symbols for so long as such trademarks, trade names and other commercial names and symbols are being used by Saint Andrews and its franchisees.

     Through February 1997, certain facilities used by the Company and Saint Andrews were leased by the Company from Vaso Boreta, the Company's Chairman of the Board. The Company leased approximately 15,500 square feet of warehouse space and 6,000 square feet of office space from Mr. Boreta at a base monthly rent of approximately $13,700. The Board of Directors of the Company believes that the terms of this lease were at least as favorable as those which could be obtained from an unaffiliated entity.

      Effective October 1, 1990, a franchise agreement between Saint Andrews and Vaso Boreta, the Company's President and Chairman of the Board, was mutually terminated, and a new agreement was entered into with him pursuant to which he was permitted to operate a Las Vegas Discount Golf & Tennis store in Las Vegas, Nevada, which is not a franchise store. The agreement also provided that Mr. Boreta may purchase certain merchandise for his store at the same cost as the Company, use the facilities and personnel of the Company on a limited basis, and operate a limited mail order business from his store. In exchange for these rights, Mr. Boreta paid Saint Andrews a fee of $3,000 per month. This agreement with Saint Andrews was terminated on July 31, 1994, when Mr. Boreta entered into a similar agreement with the Company. This store is referred to herein as the "Affiliated Store."

     During 1996 and 1997, the Affiliated Store purchased $1,120,000 and $163,000, respectively, in sporting goods merchandise from the Company. Also during 1996 and 1997, the Affiliated Store sold $382,000 and $1,059,239, respectively, in merchandise to the Company. The Company's Board of Directors believes that the terms of these transactions were on terms no less favorable to the Company than if the transactions were with unaffiliated third parties.

     The Company owns a retail store in Las Vegas and the Company and the Affiliated Store share advertising costs in the Las Vegas market on an equal basis. During 1996 and 1997, the Company paid $228,000 and $320,000, respectively, for advertising shared with the Affiliated Store, which represented approximately one-half of the costs of such advertising.

     During the year ended December 31, 1994, Vaso Boreta loaned the Company a net amount of approximately $387,000 which, when combined with the balance owed to Mr. Boreta of $231,000 on December 31, 1993, resulted in an amount due Mr. Boreta on December 31, 1994, of $618,000. This amount was increased to $663,000 as of December 31, 1995 due to additional loans from Mr. Boreta to the Company. This amount was represented by an unsecured note bearing interest at 10% which was due on January 31, 1997. On February 1, 1997, the Company issued a new note on the same terms for $631,149 due on December 31, 1998. The terms of the note with Mr. Boreta are substantially equivalent to the terms of the loans he took out from a bank to fund his loans to the Company. This note was paid off during 1997, and then the Company borrowed an additional $600,000 by the end of 1997. This loan is evidenced by a demand note bearing interest at 10%. During the nine months ended September 30, 1998, Mr. Boreta loaned an additional $1,050,000 to Saint Andrews.

     In October 1992, the Board of Directors established 512,799 shares of Series A Convertible Preferred Stock and issued such shares to Vaso Boreta in exchange for services valued at $5,128. These shares were issued to Mr. Boreta to replace shares which he previously relinquished in order to facilitate a proposed public offering in early 1990. Each share of the Series A Convertible Preferred Stock is convertible into one share of Common Stock in the event that the Company has annual income before taxes of at least $1,000,000 for any fiscal year. Each share of Series A Preferred Stock is entitled to one vote and with respect to that vote the holder is entitled to vote with the holders of the Company's Common Stock as a single class. In the event of liquidation, the holder of the Series A Convertible Preferred Stock is entitled to receive $.01 per share before any assets are distributed to the holders of Common Stock. The Series A Convertible Preferred Stock has no redemption or dividend rights. During 1994, Vaso Boreta transferred all of his shares of Series A Convertible Preferred Stock to Ronald Boreta, a son of Vaso Boreta and a Director of the Company. In April 1996, the Board of Directors approved an agreement with Ronald Boreta that in the event that the

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Company were to spin off its shares of Saint Andrews Golf Corporation to the
Company's shareholders or otherwise distribute or issue shares of Saint Andrews Golf Corporation in any form of reorganization involving the Company, that the Company would allow Ronald Boreta to convert the 512,799 shares of Series A Convertible Preferred Stock into Common Stock of the Company even if the conversion requirements have not been met. In June 1997, the Board of Directors determined that since the Company would have net income before taxes of at least $1,000,000 during 1997, and in recognition of his services in connection with the development of the Las Vegas SportPark, that the Company would exchange 512,799 shares of the Company's Common Stock for all of his shares of Series A Convertible Preferred Stock.

     John Boreta, the son of Vaso Boreta and a principal shareholder of the Company, served as manager of the Company's Westwood store until it was sold in February 1997, was paid $13,340 by the Company for his services in 1997. The Company also provided medical insurance for him for which the Company paid $757 in premiums, and paid $4,800 for his housing expenses. The Company also contributed $4,167 on his behalf under the Company's Supplemental Retirement Plan for 1997.

     On October 19, 1998, the Company issued 2,303,290 shares of its Common Stock to ASI Group, L.L.C. ("ASI"), for $2,500,000 in cash in a private transaction. As part of this transaction, ASI also received an option to purchase 347,975 shares of Common Stock at an exercise price of $1.8392 per share through October 19, 2008 (the "Option"). As a result of this transaction, ASI is now deemed to beneficially own approximately 31.3% of the Company's Common Stock.

    The Common Stock and Option were issued by the Company pursuant to the terms of an Investment and Voting Agreement between the Company and ASI (the "Agreement"). ASI is a Nevada limited liability company whose members are Andre K. Agassi, a professional tennis player, Perry Craig Rogers, an attorney and business manager, and Sunbelt Communications Company ("Sunbelt"). Sunbelt is engaged in the broadcasting business and is owned by James Earl Rogers.

     Pursuant to the terms of the Agreement, ASI has a right of first refusal to purchase its pro rata share of all or any part of any shares of capital stock of the Company (or securities that are convertible into shares of common or preferred stock of the Company) which the Company may propose to sell or issue. The number of shares of Common Stock of the Company owned by ASI by reason of purchase pursuant to the Agreement shall be adjusted in the event the Company offers to sell any shares of its capital stock to any other person or entities at a lower price per share than the purchase price paid by ASI or otherwise on more favorable terms.

     ASI has the right to demand that the Company effect a registration under the Securities Act of 1933 of the Common Stock of the Company purchased pursuant to the Agreement or upon exercise of the Option or to participate in any registration of Common Stock undertaken by the Company as long as ASI owns at least five percent (5%) of the Company's outstanding voting equity securities.

     Pursuant to the terms of the Agreement, ASI entered into a Voting Agreement with Vaso Boreta, Ronald Boreta and John Boreta and Boreta Enterprises, Ltd. (collectively "Boreta"). The Voting Agreement provides that while ASI is an equity owner of the Company and/or the Company's majority-owned subsidiary Saint Andrews Golf Corporation ("SAGC"), ASI and Boreta will

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(a) vote the shares of capital stock of the Company any of them is entitled to vote as mutually agreed by ASI and Boreta, and (b) Boreta will, if it acquires additional capital stock of the Company or SAGC, transfer a portion of such capital stock to ASI so as to maintain their relative proportionate direct and indirect equity ownership in each of the Company and SAGC.

                          INDEPENDENT ACCOUNTANTS

     The independent accounting firm of Arthur Andersen LLP audited the financial statements of the Company for the years ended December 31, 1997, and has been selected in such capacity for the current fiscal year. At the direction of the Board of Directors, this appointment is being presented to the shareholders for ratification or rejection at the Annual Meeting of Shareholders. If the Shareholders do not ratify the appointment of Arthur Andersen LLP the appointment of auditors will be reconsidered by the Board of Directors.

     It is expected that representatives of Arthur Andersen LLP will be present at the meeting and will be given an opportunity to make a statement if they desire to do so. It is also expected that the representatives will be available to respond to appropriate questions from shareholders.

                               OTHER BUSINESS

     As of the date of this Proxy Statement, management of the Company was not aware of any other matter to be presented at the Meeting other than as set forth herein. However, if any other matters are properly brought before the Meeting, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them. A majority vote of the shares represented at the meeting is necessary to approve any such matters.

                                ANNUAL REPORT

     The Company's Annual Report on Form 10-KSB for the fiscal year ending December 31, 1997, accompanies this Proxy Statement. The Annual Report is not incorporated into this Proxy Statement and is not to be considered part of the solicitation material.

                   DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
                 FOR THE ANNUAL MEETING TO BE HELD IN NOVEMBER 1999

     Any proposal by a shareholder intended to be presented at the Company's Annual Meeting of Shareholders to be held in November 1999 must be received at the offices of the Company, 5325 South Valley View Boulevard, Suite 4, Las Vegas, Nevada 89118, on or before July 16, 1999, in order to be included in the Company's proxy statement and proxy relating to that meeting.

                                    VASO BORETA, PRESIDENT

Las Vegas, Nevada
November 12, 1998

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P R O X Y
                     LAS VEGAS DISCOUNT GOLF & TENNIS, INC.

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Vaso Boreta, with the power to appoint his substitute, and hereby authorizes him to represent and to vote as designated below, all the shares of Common Stock of Las Vegas Discount Golf & Tennis, Inc. held of record by the undersigned on November 12, 1998, at the Annual Meeting of Shareholders to be held on December 7, 1998, or any adjournment thereof.

     1.  Election of Directors:

         ___ FOR all nominees listed below

         ___ FOR all nominees except as crossed out below:

                   Vaso Boreta             Robert R. Rosburg
                   Ronald S. Boreta        William Kilmer

[INSTRUCTION: To withhold authority to vote for any individual nominee, cross out that nominee's name above.]

     2. The ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors.

           ____ FOR              ____ AGAINST            ____ ABSTAIN

     3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

     SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report.

Dated: __________________________    ____________________________________
                                     Signature(s) of Shareholder(s)

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LAS VEGAS DISCOUNT GOLF & TENNIS, INC. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.